Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES AGREEMENTS TO SELL REMAINING

INVESTMENTS IN INTERNATIONAL POWER PLANTS

Due to the classification of TECO Guatemala as discontinued operations, TECO

Energy is revising its earnings-per-share guidance from continuing operations for

2012 to a range between $1.10 and $1.20, excluding charges or gains

Tampa, Florida – Sept. 28, 2012 – TECO Energy (NYSE: TE) today announced that its international power subsidiary, TECO Guatemala, has entered into separate agreements to sell all of the equity interests in the Alborada and San José power stations, and related solid fuel handling and port facilities in Guatemala for a total purchase price of $227.5 million in cash. The purchaser of the Alborada Power Station is Sur Electrica Holding Ltd. (SUR). The purchaser of the San José Power Stations and related solid fuel handling and port facilities is Renewable Energy Investments Guatemala Ltd. (REIN), a wholly-owned subsidiary of SUR. SUR and REIN are international companies organized under the laws of the Commonwealth of the Bahamas.

The sale of the Alborada Power Station closed on Sept. 27, 2012. Due to certain preferential rights held by a third party to purchase the equity interests in the San José Power Station and related port facilities, the ultimate buyer of those interests could change and the closing on the sale of these interests could occur as late as March 2013.

After closing the sales, TECO Energy will utilize the net cash proceeds of approximately $223 million to repay $25 million of San José Power Station project debt, and currently expects to apply the remaining proceeds in a balanced fashion to repurchase common stock and reduce TECO Energy parent debt.

The sale is expected to be dilutive to earnings per share in 2013 and 2014 as benefits from share repurchases and debt retirements will not fully offset the elimination of the TECO Guatemala net income of approximately $20 million annually. In addition, the business absorbed approximately $6 million, pretax, of allocated interest annually. As the sale eliminates uncertainties in 2015, and beyond, associated with the expiration of the Alborada Power Station power sales contract, the expiration and extension of the San José Power Station power sales contract, and the third party’s rights to purchase a 50% ownership interest in the San José Power Station, the dilutive effect could be negligible at that time.

TECO Energy CEO John Ramil said, “These agreements position us to complete our exit from the Guatemalan power sector. Over the life of the investments, our Guatemalan power stations have provided good returns and cash that we’ve used to help strengthen TECO Energy’s balance sheet and invest in our U.S. utilities.”

Ramil went on to say, “The completion of these sales will sharpen our focus on our regulated utilities, enable us to return a portion of the proceeds to our investors through share repurchases, and continue our pattern of debt reduction.”

TECO Guatemala President Phil Barringer said, “Our team members in Guatemala have been outstanding in their dedication and professionalism in the daily operations and throughout this sale process. We wish our TECO Guatemala team members all the best in the future. ”

As a result of these agreements, the TECO Guatemala segment will be accounted for as discontinued operations in the third quarter of 2012. The sale is expected to result in an after-tax book loss of up to $33 million. In addition, TECO Guatemala will record an approximately $24 million after-tax charge related to foreign tax credit carryforwards recorded on its balance sheet due to the elimination of future foreign source net income required to utilize these tax credits. The accelerated retirement of debt maturing in 2015 is expected to result in a non-GAAP charge upon completion of the debt retirement.

As a result of the classification of TECO Guatemala as discontinued operations, TECO Energy is revising its 2012 guidance from continuing operations to be in a range between $1.10 and $1.20. At Tampa Electric, the previously reported wet summer weather pattern that reduced energy sales and revenues in July continued through August and September resulting in one of the wettest summer periods on record for the Tampa area. The outlooks for TECO Coal and Peoples Gas remain unchanged.

While TECO Guatemala will no longer have assets or operations in Guatemala, it has retained its rights under its arbitration claim filed against the Republic of Guatemala in October 2010 under the Dominican Republic Central America – United States Free Trade Agreement (DR – CAFTA).

Citi is acting as exclusive financial advisor to TECO Energy in connection with the sale transactions.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Its other major subsidiary, TECO Coal, owns and operates coal production facilities in Kentucky and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forward-looking statements, including those relating to the anticipated timing of the closing of the proposed transactions, the impact of the announced transactions on TECO Energy’s earnings per share, the expected use of proceeds, the ability to repurchase TECO Energy shares and retire debt in the future, the expected future earnings and cash flow are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. The successful closing of the remaining TECO Guatemala sales transaction is dependent upon various closing conditions including that there not be any material adverse change in conditions from the signing. Other factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions; commodity prices; operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failure; and the possibility that governmental authorities or third parties attempt to hinder a successful closing. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2011.

Contact:

News Media:	Cherie Jacobs
813-228-4945

Investors:	Mark Kane
813-228-1772